EXHIBIT 99.1

Eagle Bancorp Montana Earns $876,000 in First Quarter; Declares Regular Quarterly Cash Dividend

HELENA, Mont., Oct. 26, 2010 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported it earned $876,000, or $0.22 per diluted share, for the first fiscal quarter ended September 30, 2010, compared to $844,000, or $0.18 per diluted share, for the first quarter a year ago. All per share data has been adjusted to reflect the April 5, 2010 stock conversion.

The Company also announced its board of directors has declared a quarterly cash dividend $0.07 per share, to be paid November 26, 2010 to shareholders of record on November 5, 2010.

"For the first quarter we had solid net interest income growth, reflecting a reduction in deposit costs and strong mortgage refinance activity. We also continue to grow the balance sheet with total assets, net loans and total deposits all increasing at September 30, 2010 compared to a year ago," stated Pete Johnson, President and Chief Executive Officer. "Despite the current economic environment we are optimistic that the strength of our franchise and our healthy capital position will provide the foundation for future opportunities."

First Quarter 2011 Highlights

  Net income was $876,000, or $0.22 per diluted share.
  Net loans increased 5.6% to $178.2 million year-over-year, with a 35.9% increase in commercial real estate loans compared to a year ago.
  Total deposits increased by 4.6% compared to a year ago with core deposits up 11.5%.
  The efficiency ratio was 67.3% for the quarter.
  Nonperforming loans totaled $1.9 million, or 1.07% of total loans.
  Capital ratios remain strong with a Tier 1 leverage ratio of 17.1%.
  Declared regular quarterly cash dividend of $0.07 per share.

Balance Sheet Results

Total assets increased 10% to $330.8 million at September 30, 2010, compared with $300.7 million at September 30, 2009. Net loans increased 5.6% to $178.2 million at September 30, 2010 compared with $168.2 million a year earlier.

"During the quarter we closed on a $12.1 million commercial real estate loan that has a USDA Rural Development guarantee of 90%. This new loan represents a large portion of the loan growth during the quarter," said Johnson. "We have historically emphasized real estate lending and over 88% of the portfolio is secured by real estate, both residential and commercial. We continue to work on our strategy of diversifying our loan portfolio away from residential real estate and towards a focus in commercial and commercial real estate loans." Residential mortgage loans decreased 2.5% from the prior year to $74.8 million, while commercial loans increased 15.8% to $8.4 million and commercial real estate loans increased 35.9% to $52.7 million compared to a year ago.

Total deposits increased 4.6% to $204.0 million at September 30, 2010 compared to $195.1 million a year earlier. Checking and money market accounts represent 43.0% of total deposits, savings accounts make up 15.8% of total deposits, and CDs comprise 41.2 % of the total deposit portfolio.

Due primarily to the April 2010 stock offering and conversion, shareholder equity increased 78.7% to $54.4 million, compared to $30.4 million a year ago. Book value per share was $13.29 per share at September 30, 2010 compared to $7.45 per share (on a converted basis) at September 30, 2009.

Credit Quality

Nonperforming loans (NPLs) were $1.9 million, or 1.07% of total loans at September 30, 2010, compared to $2.4 million, or 1.42% of total loans, three months earlier, and $1.4 million, or 0.84% of total loans, a year ago. Other real estate owned (OREO) and other repossessed assets were $1.2 million at September 30, 2010 compared to $618,000 three months earlier and $158,000 at September 30, 2009. "The increase in OREO during the quarter was primarily a result of the normal progression of loans through the credit and foreclosure cycle," said Clint Morrison, SVP and CFO. "The OREO balance consists primarily of residential and commercial real estate."

Nonperforming assets (NPAs), consisting of nonperforming loans, other real estate owned (OREO) and other repossessed assets, and loans delinquent 90 days or more, were $3.2 million, or 0.95% of total assets, at September 30, 2010, compared to $3.0 million, or 0.94% of total assets in the preceding quarter, and $1.6 million, or 0.52% of assets a year ago.

The allowance for loan losses totaled 0.70% of total loans at September 30, 2010, compared to 0.64% of total loans at March 31, 2010, and 0.50% of total loans a year ago.

Operating Results

"Funding costs declined faster than asset yields resulting in margin increase during the quarter," said Morrison. The net interest margin was 3.59% in the first quarter of fiscal 2011 compared to 3.42% in the preceding quarter and 3.58% in the first quarter of fiscal 2010.

Net interest income before the provision for loan loss increased 11.5% to $2.7 million in the first quarter of fiscal 2011, compared to $2.4 million in the first quarter of fiscal 2010. Noninterest income increased 35.2% to $1.4 million in the first quarter of 2011, compared to $1.1 million in the first quarter a year ago. The increase was primarily due to the $387,000 increase in net gain on sale of loans to $827,000 in the first quarter of 2011 from $440,000 in the first quarter a year ago.  "Refinancing activity picked up dramatically during the quarter as mortgage interest rates declined to new lows," said Morrison. "We continue to originate these loans then sell them in the secondary market."

Noninterest expense was $2.6 million in the first quarter of fiscal 2011, compared to $2.1 million in the first quarter a year ago. The increase reflects increased staffing needs and overhead costs associated with the opening of the Skyway branch in Helena, Montana in January 2009 and the Oak Street branch in Bozeman, Montana in October 2009.

Eagle's return on average equity (ROAE) was 6.52% in the first quarter compared to 11.72% in the first quarter a year ago. Return on average assets (ROAA) was 1.07% in the first quarter compared to 1.15% in the first quarter a year ago.

Capital Management

On April 5, 2010, the Company completed its second-step conversion from the partially-public mutual holding company structure to the fully publicly-owned stock holding company structure.  As part of that transaction it also completed a related stock offering. Following the conversion and offering, Eagle Bancorp Montana became the stock holding company for American Federal Savings Bank, and both Eagle Financial MHC and Eagle Bancorp ceased to exist.  The Company sold a total of 2,464,274 shares of common stock at a purchase price of $10.00 per share in the offering for gross proceeds of $24.6 million.  Concurrent with the completion of the offering, shares of Eagle Bancorp common stock owned by the public were exchanged.  Stockholders of Eagle Bancorp received 3.8 shares of the Eagle Bancorp Montana's common stock for each share of Eagle Bancorp common stock that they owned immediately prior to completion of the transaction.

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 17.1% at September 30, 2010.

About the Company

Eagle Bancorp Montana, Inc. is the stock holding company of American Federal Savings Bank. American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana.  It has additional branches in Butte, Bozeman and Townsend. Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and the sale of Eagle Bancorp Montana, Inc.  Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

Forward Looking Statements –

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Audited)	(Unaudited)
	September 30,	June 30,	September 30,
	2010	2010	2009

Assets:
Cash and due from banks	$ 1,623	$ 2,543	$ 3,687
Interest-bearing deposits with banks	985	966	944
Federal funds sold	--	--	3,211
Total cash and cash equivalents	2,608	3,509	7,842
Securities available-for-sale, at market value	110,792	114,528	92,100
Securities held-to-maturity, at cost	--	125	265
Preferred stock - FASB ASC 825, at market value	--	--	108
FHLB stock, at cost	2,003	2,003	2,000
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	8,347	7,695	3,494

Loans:
Residential mortgage (1-4 family)	74,829	73,010	76,711
Commercial loans	8,389	9,452	7,244
Commercial real estate	52,667	41,677	38,761
Construction loans	4,922	7,016	6,119
Consumer loans	9,575	9,613	11,074
Home equity	29,132	29,795	28,836
Unearned loan fees	(58)	39	65
Total loans	179,456	170,602	168,810
Allowance for loan losses	(1,250)	(1,100)	(625)
Net loans	178,206	169,502	168,185
Accrued interest and dividends receivable	1,565	1,610	1,540
Mortgage servicing rights, net	2,380	2,337	2,315
Premises and equipment, net	15,726	15,848	15,371
Cash surrender value of life insurance	6,745	6,691	6,544
Real estate and other assets acquired in settlement of loans,
net of allowance for losses	1,243	619	158
Other assets	1,036	1,117	603
Total assets	$ 330,806	$ 325,739	$ 300,680

Liabilities:
Deposit accounts:
Noninterest bearing	19,464	18,376	18,902
Interest bearing	184,543	179,563	176,178
Total deposits	204,007	197,939	195,080
Accrued expense and other liabilities	4,367	2,989	3,379
Federal funds purchased	1,055	--	--
FHLB advances and other borrowings	61,972	67,224	66,639
Subordinated debentures	5,155	5,155	5,155
Total liabilities	276,556	273,307	270,253

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized,
none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized at
September 30, 2010 and June 30, 2010;
9,000,000 authorized September 30, 2009;
4,083,127 shares issued and outstanding at September 30, 2010 and June 30, 2010;
1,223,572 shares issued 1,074,507 outstanding at September 30, 2009	41	41	12
Additional paid-in capital	22,102	22,104	4,589
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,848)	(1,889)	(9)
Treasury stock, at cost (0, 0, and 149,065 shares
at September 30, 2010, June 30, 2010, and March 31, 2010, respectively)	--	--	(5,056)
Retained earnings	31,242	30,652	29,583
Accumulated other comprehensive gain	2,713	1,524	1,308
Total shareholders' equity	54,250	52,432	30,427
Total liabilities and shareholders' equity	330,806	325,739	300,680

Income Statement		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	September 30	June 30	September 30
	2010	2010	2009
Interest and dividend Income:
Interest and fees on loans	$ 2,805	$ 2,650	$ 2,708
Securities available-for-sale	963	1,033	1,004
Securities held-to-maturity	--	2	4
Interest on deposits with banks	4	5	8
Total interest and dividend income	3,772	3,690	3,724
Interest Expense:
Interest expense on deposits	403	475	611
Advances and other borrowings	636	636	655
Subordinated debentures	75	75	75
Total interest expense	1,114	1,186	1,341
Net interest income	2,658	2,504	2,383
Provision for loan losses	283	259	135
Net interest income after provision for loan losses	2,375	2,245	2,248

Noninterest income:
Service charges on deposit accounts	201	194	195
Net gain on sale of loans	827	301	440
Mortgage loan servicing fees	209	200	185
Net gain on sale of available-for-sale securities	--	4	--
Net gain (loss) on preferred stock-FASB ASC 825	--	--	84
Other income	198	174	157
Total noninterest income	1,435	873	1,061

Noninterest expense:
Salaries and employee benefits	1,161	1,213	1,099
Occupancy and equipment expense	326	340	219
Data processing	90	108	88
Advertising	124	99	106
Amortization of mortgage servicing fees	259	122	126
Federal insurance premiums	63	79	65
Postage	32	32	38
Legal, accounting and examination fees	97	82	75
Consulting fees	27	39	57
ATM processing	19	20	17
Other	367	255	213
Total noninterest expense	2,565	2,389	2,103

Income before provision for income taxes	1,245	729	1,206
Provision for income taxes	369	192	362
Net income	$ 876	$ 537	$ 844

Basic earnings per share*	$ 0.22	$ 0.14	$ 0.21
Diluted Earnings per share*	$ 0.22	$ 0.14	$ 0.18
Weighted average shares
outstanding (basic EPS)*	3,895,598	3,900,352	4,077,016
Weighted average shares
outstanding (diluted EPS)*	3,895,598	3,925,251	4,642,300

* for periods, June 30, 2010 and earlier, calculated on a converted basis using 3.8 to 1 exchange ratio

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	September 30,	June 30,	September 30,
	2010	2010	2009
Asset Quality:
Nonaccrual loans, net	$ 1,915	$ 2,402	$ 1,239
Loans 90 days past due	--	29	171
Restructured loans	--	--	--
Total nonperforming loans	1,915	2,431	1,410
Other real estate owned and other repossessed assets	1,243	618	158
Total nonperforming assets	$ 3,158	$ 3,049	$ 1,568
Nonperforming loans / portfolio loans	1.07%	1.42%	0.84%
Nonperforming assets / assets	0.95%	0.94%	0.52%
Allowance for loan losses / portfolio loans	0.70%	0.64%	0.50%
Allowance / nonperforming loans	65.27%	45.25%	44.33%
Gross loan charge-offs for the quarter	$ 133	$ 10	$ 36
Gross loan recoveries for the quarter	$ --	$ 1	$ 1
Net loan charge-offs for the quarter	$ 133	$ 9	$ 35

Capital Data (At quarter end):
Book value per share **	$ 13.29	$ 12.84	$ 7.45
Shares outstanding **	4,083,127	4,083,127	4,083,127

Profitability Ratios (For the quarter):
Efficiency ratio*	67.32%	76.62%	63.55%
Return on average assets	1.07%	0.66%	1.15%
Return on average equity	6.52%	4.36%	11.72%
Net interest margin	3.59%	3.42%	3.58%

Profitability Ratios (Year-to-date):
Efficiency ratio *	67.32%	71.21%	63.55%
Return on average assets	1.07%	0.79%	1.15%
Return on average equity	6.52%	6.84%	11.72%

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** For the period ended September 30, 2009, calculated using a 3.8 to 1.0 conversion ratio.
CONTACT:  Eagle Bancorp Montana, Inc.
          Peter J. Johnson, President and CEO
            (406) 457-4006
          Clint J. Morrison, SVP and CFO
            (406) 457-4007